Filed Pursuant to Rule 424 (b)(2)

File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 22, 2011

Pricing Supplement No. 71 dated February , 2011 (To Prospectus dated June 4, 2009 and Prospectus Supplement dated April 23, 2010)

$

Wells Fargo & Company

Medium–Term Notes, Series K

0.125% Exchangeable Notes due March     , 2016

Issuer:	Wells Fargo & Company

Principal Amount:	Each note will have a principal amount of $1,000. Each note will be offered at an initial public offering price of $1,100.

Stated Maturity Date:	March , 2016

Interest:	0.125% per annum, payable semi-annually

Interest Payment Dates:	March and September , beginning September , 2011

Underlying Basket:	The underlying basket (the “basket”) is a basket of stocks consisting of shares of common stock of the following three companies (with the initial weightings noted parenthetically): Danaher Corporation (35%), Textron Inc. (35%) and Ingersoll-Rand plc (30%) (each, a “basket stock” and collectively, the “basket stocks”). The issuers of the basket stocks (each, a “basket stock issuer” and, collectively, the “basket stock issuers”) are not involved with this offering and have no obligations relating to, and do not sponsor or endorse, the notes.

Exchange Right:	Beginning March , 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares determined on the exchange notice date. We will not pay any accrued but unpaid interest on any notes exchanged.

Redemption Right:	Beginning March , 2013, we will have the right to redeem all the notes on any day to and including the stated maturity date. If we redeem the notes, we will pay to you an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined on the trading day prior to the redemption notice date. The basket value on any trading day will equal the sum of the products of the closing price of each basket stock and its exchange ratio on such trading day. If we redeem the notes, the redemption date will be 10 days following the redemption notice date. We will not pay any accrued but unpaid interest on the notes upon the redemption of the notes.

Payment at Stated Maturity:	On the stated maturity date, unless you have previously exercised your exchange right or we have redeemed the notes, we will pay you $1,000 per note, plus any accrued but unpaid interest.

Dividend Adjustments:	In the event of certain corporate events relating to, or dividend payments by, any basket stock issuer, the exchange ratio of the applicable basket stock will be adjusted as described in this pricing supplement.

Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Pricing Date:	February , 2011

Expected Settlement Date:	March , 2011

CUSIP Number:	94986RCZ2

Investing in the notes involves risks. See “Risk Factors” beginning on page PS-6.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount[1]	Proceeds to Wells Fargo
Per Note	110.00%	0.15%	109.85%
Total

1	In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $0.40 per note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $1.00 per note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Pricing Supplement

Unless otherwise indicated, you may rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither we nor the agent has authorized anyone to provide information different from that contained in this pricing supplement and the accompanying prospectus supplement and prospectus. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither the delivery of this pricing supplement nor sale of the notes means that information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is correct after their respective dates. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer of solicitation is unlawful.

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SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 0.125% Exchangeable Notes due March , 2016 (the “notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the section “Risk Factors” in this pricing supplement, which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes offered by this pricing supplement will be issued by Wells Fargo and will mature on March     , 2016. The notes are exchangeable for a basket of stocks consisting of shares of common stock of three companies.

As discussed in the accompanying prospectus supplement, the notes are debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series K” that we may issue from time to time. The notes will rank equally with all our other unsecured and unsubordinated debt. For more details, see “Specific Terms of the Notes.”

Each note has a principal amount of $1,000. You may transfer only whole notes. We will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What are the basket stocks?

The basket stocks are the three stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock, the exchange ratio for each basket stock, the initial stock price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket upon those initial stock prices.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Proportion of Initial Basket	Exchange Ratio	Initial Stock Price	Aggregate Share Value
Danaher Corporation	DHR	NYSE	35%
Textron Inc.	TXT	NYSE	35%
Ingersoll-Rand plc	IR	NYSE	30%
Total			100.00%			$

Who are the basket stock issuers?

According to publicly available information, Danaher Corporation derives its sales from the design, manufacture and marketing of professional, medical, industrial, commercial and consumer products; Textron Inc. is a multi-industry company in the aircraft, defense, industrial and finance businesses; and Ingersoll-Rand plc, an Irish public limited company and its consolidated subsidiaries, is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. You should independently investigate the basket stock issuers and decide whether an investment in the notes linked to the basket stocks is appropriate for you.

Because each of the basket stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the basket stock issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC by the basket stock issuers can be located by reference to SEC file numbers and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The SEC file numbers for the basket stock issuers are as follows: Danaher Corporation, 001-08089; Textron Inc., 001-05480; and Ingersoll-Rand plc, 001-34400. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the basket stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see “The Basket — The Basket Stock Issuers.”

Will I receive interest on the notes?

The notes will bear interest at the rate of 0.125% per annum, payable semi-annually on each of March and September     , beginning on September     , 2011. Accrued but unpaid interest will not be paid upon any exchange or redemption of the notes.

What will I receive upon stated maturity of the notes?

On the stated maturity date, if you have not previously exchanged your notes or we have not redeemed the notes, we will pay you an amount equal to $1,000 per note, plus any accrued but unpaid interest.

How does the exchange right work?

Beginning March     , 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio (or, at our option, the cash value of such shares as determined on the exchange notice date), as set forth in the table above, subject to our right to redeem all of the notes on any day from and including March     , 2013. See “Specific Terms of the Notes — Exchange Right” for a more detailed description of the exchange right. A “trading day” is a day on which the New York Stock Exchange, the Nasdaq Markets and the American Stock Exchange, or any successor thereto, are open for trading during their regular trading sessions.

The exchange ratio for each basket stock is a number of shares calculated so that each basket stock initially represents its proportion of the initial basket value, based on the initial stock prices of the basket stocks used to calculate the exchange ratios of the basket stocks. The initial stock price of each basket stock was determined on the date the notes were priced for initial sale to the public (the “pricing date”). The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to, or dividend payments by, the issuer of that basket stock. See “Specific Terms of the Notes — Adjustment Events”.

How do you exchange your notes?

When you exchange your notes, our affiliate Wells Fargo Securities, LLC, acting as the calculation agent (the “calculation agent”), will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange notice date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

•	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

You must exchange your notes in $1,000 minimum increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

At our option, on the fifth business day after you fulfill all the conditions of your exchange (the “exchange settlement date”), we will either:

•	deliver to you shares of the basket stocks at the exchange ratios as they may have been adjusted through the close of business on the exchange notice date, or

•	pay to you the cash value of such shares as determined on the exchange notice date.

If you exchange some or all of your notes, you will not receive any accrued but unpaid interest on any notes you exchange.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the business day immediately preceding the exchange settlement date.

Will the notes be redeemable by us prior to maturity?

We may redeem the notes, in whole but not in part, for settlement on any day from and including March     , 2013 to and including the stated maturity date (the “redemption date”), for an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined by the calculation agent on the trading day prior to the redemption notice date. The “basket value” equals the sum of the products of the closing price of each basket stock and its exchange ratio.

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to receive a semi-annual interest payment of 0.125% per annum, who want to receive at least 100% of the principal amount of their investment at stated maturity and who are willing to receive either the actual shares of the basket stocks or the cash value of such shares upon exchange of the notes, or the greater of the redemption price and the basket value upon redemption of the notes at our option.

The notes are not designed for, and may not be a suitable investment for, investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the notes prior to maturity?

The market value of the notes may fluctuate between the date you purchase them and the maturity date. Several factors and their interrelationship will influence the market value of the notes, including the market prices of the basket stocks, dividend yields on the basket stocks, the time remaining to maturity of the notes, interest and yield rates in the market and the volatility of the market prices of the basket stocks. You will receive $1,000 per note only if you hold your notes to stated maturity or if we redeem your notes for the $1,000 redemption price (or, if greater, the basket value determined on the trading day prior to the redemption notice date). If you sell your notes prior to maturity, you may have to sell them at a discount and receive less than $1,000 per note. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your notes before the maturity date of the notes and less than what you would have received had you held the notes until maturity. For more details, see “Risk Factors — Many Factors Affect The Market Value Of The Notes”.

What is the role of the basket stock issuers in the notes?

The basket stock issuers have no obligations relating to the notes or amounts to be paid to you, including no obligation to take our needs or your needs into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes, are not responsible for, and have not participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the amounts payable on the notes. We are not affiliated with the basket stock issuers.

How have the basket stocks performed historically?

You can find tables with the high, low and closing prices per share of each of the basket stocks during each calendar quarter from calendar year 2001 to the present in the section entitled “The Basket — Historical Data” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the basket stocks in the recent past; however, past performance of the basket stocks is not indicative of how they will perform in the future.

What about taxes?

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment obligations for United States federal income tax purposes. As a result of these rules, the amount of income that you will accrue during the term of the notes will exceed the stated coupon of your notes. In addition, any gain you may recognize upon the sale, exchange, or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale or exchange of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

As of the date of this pricing supplement, we have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually, with a projected payment at maturity of $             based on an investment of $1,100. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that, subject to the adjustments described below, you will generally be required to include the following amount of ordinary income for each $1,100 investment in the notes each year: $             in 2011, $             in 2012, $             in 2013, $             in 2014, $             in 2015, and $             in 2016. For years 2011 through 2015, the amount of taxable income you will be required to recognize will exceed the stated interest paid on your notes. If the amount you receive on the stated maturity date is greater than $             for each $1,100 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2016 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $             for an investment of $1,100, you would decrease the amount of ordinary income that you recognize in 2016 by an amount equal to such difference. If the amount you receive at maturity is less than $             for each $1,100 investment in the notes, you will recognize an ordinary loss in 2016 and, if the amount you receive at maturity is less

than $             for each $1,100 investment in the notes, you will recognize both an ordinary and capital loss in 2016. See “United States Federal Income Tax Considerations” below for more information.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on any securities exchange or automated quotation system.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to significant risks, including the risk of loss of some or all of your principal if you do not hold your notes to stated maturity or the redemption date, if the notes are redeemed . We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-6.

RISK FACTORS

An investment in the notes is subject to the risks described below. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks contained in the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Notes Will Pay Less Interest Than Ordinary Debt Securities.

The notes accrue interest at 0.125% on the principal amount per year. This interest rate is lower than the interest rate that we would pay on non-exchangeable and non-callable notes maturing at the same time as these notes. Furthermore, because in certain circumstances, you may only receive the $1,000 redemption price in cash or the $1,000 principal amount due at maturity, the return on your investment in the notes may be less than the amount paid on an ordinary debt security. The interest payments on the notes and the return of only the $1,000 redemption price in cash or the $1,000 principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time. In addition, if you exchange the notes or we redeem them, you will not receive any accrued but unpaid interest upon such exchange or redemption and the redemption price will not include any accrued and unpaid interest on the redemption date.

Your Yield May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.

The notes were issued at a premium to their principal amount. The yield that you will receive on your notes may be less than the return you could earn on other investments. If, before the maturity date you have not exchanged your notes and we have not redeemed them, your payment at maturity in cash will not be greater than the aggregate principal amount of your notes, which is less than the original offering price. In addition, if the basket value does not appreciate sufficiently, you may receive less than the original issue price upon exchange by you or early redemption by us, if applicable. The basket value needs to increase approximately       % from the pricing date for the amount received upon exchange or redemption (if the basket value is greater than the redemption price of $1,000) to be greater than the original issue price. Your yield may be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo with the same issue price and the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and certain out-of-pocket expenses associated with the initial distribution. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

Many Factors Affect The Market Value Of The Notes.

The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

The market prices of the basket stocks are expected to affect the market value of the notes

We expect that the market value of the notes on any given date will depend substantially on the market prices of the basket stocks at that time relative to the initial stock prices and their performance relative to each other. If you choose to sell your notes when the market prices of the basket stocks are below the initial stock prices, you may have to sell them at a substantial discount compared to what you would receive if you sold them when the market prices of the basket stocks are above the initial stock prices.

Changes in the volatilities of the basket stocks are expected to affect the market value of the notes

Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of any of the basket stocks increases or decreases, the market value of the notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the market value of the notes

We expect that changes in interest rates, even if they do not affect the market prices of the basket stocks as described above, may affect the market value of the notes and may be adverse to holders of the notes.

Changes in dividend yields of the basket stocks may affect the market value of the notes

If dividend yields on the basket stocks decrease, the market value of the notes may be adversely affected since any decrease in the dividend yield on a basket stock below the level of such dividend yield on the pricing date will decrease proportionately the exchange ratio for that basket stock.

Changes in our credit ratings may affect the market value of the notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as changes in the market prices of the basket stocks relative to the pricing date, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The time remaining to maturity may affect the value of the notes

The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the market prices of the basket stocks at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the market prices of the basket stocks during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease, adversely affecting the value of the notes.

Changes in geopolitical, economic, financial and other conditions may affect the market prices of the basket stocks

In general, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the market prices of the basket stocks may affect the value of the notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in some of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The Exchange Right May Not Yield A Value Greater Than The Original Offering Price Or The Principal Amount Of The Notes.

Subject to our redemption right, you will have a right to exchange the notes for shares of the basket stocks, but there is no guarantee that the value of the basket stocks will increase such that an exchange will yield a value greater than the original offering price or the principal amount of the notes. If you exercise your exchange right, we, in our sole discretion, may pay you in lieu of shares of the basket stocks cash in an amount equal to the sum of the products of the closing prices of each basket stock and its exchange ratio.

Your Return On The Notes Could Be Less Than If You Owned The Basket Stocks Included In The Basket.

Your return on the notes will not reflect the return you would realize if you actually owned the basket stocks included in the basket and received the dividends paid on those basket stocks.

You Will Not Have Any Shareholder Rights.

Investing in the notes is not equivalent to investing in the basket stocks included in the basket. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks included in the basket.

The Notes May Become Exchangeable Into The Common Stock Of Companies Other Than The Issuers Of The Basket Stocks.

Following certain corporate events relating to the basket stocks, such as a merger event where holders of shares of a basket stock receive all or a substantial portion of their consideration in cash, or a significant cash dividend or distribution of property with respect to a basket stock, you will be entitled to receive the common stock (or the value thereof) of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, such basket stock, upon an exchange or redemption of the notes. Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, you will be entitled to receive the common stock (or the value thereof) of a successor corporation to the issuer of such basket stock upon an exchange or redemption of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Notes — Adjustment Events”. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

We Cannot Control Actions By The Basket Stock Issuers.

Actions by a basket stock issuer may have an adverse effect on the price of its stock, the value of the basket and the value of the notes. We are not affiliated with any basket stock issuer. These companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amounts payable on the notes.

We And Our Affiliates Have No Affiliation With The Basket Stock Issuers And Are Not Responsible For Their Public Disclosure Of Information Or The Availability Of Information.

We and our affiliates are not affiliated in any way with the basket stock issuers. This pricing supplement relates only to the notes and does not relate to the basket stocks. The material provided herein concerning the basket stock issuers is derived from publicly available documents concerning such companies. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any basket stock issuer. Neither we nor the agent makes any representation that the publicly available documents or any publicly available information about any basket stock are accurate or complete. Furthermore, neither we nor the agent knows whether such companies have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning any such company could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the basket stock issuers.

In addition, there can be no assurance that each of the basket stock issuers will continue to be subject to the reporting requirements of the Exchange Act and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that any of such issuers cease to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the basket stock issuers, whether contained in filings with the SEC or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will, in its sole discretion, adjust the exchange ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the basket stock issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments to the exchange ratio if a basket stock issuer or anyone else makes a partial tender or partial exchange offer for a basket stock. Consequently, this could affect the market value of the notes. See “Specific Terms of the Notes — Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the exchange ratio.

Historical Performance Of The Basket Stocks Should Not Be Taken As Indications Of Their Future Performance During The Term Of The Notes.

It is impossible to predict whether the market prices of the basket stocks will rise or fall. The basket stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the basket stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the basket stock issuers. See “The Basket” for a description of the basket stock issuers and historical data on the basket stocks.

Purchases And Sales By Us And Our Affiliates May Affect The Return On The Notes.

We or one or more of our affiliates may hedge our obligations under the notes by purchasing the basket stocks, futures or options on the basket stocks or other derivative instruments with returns linked or related to changes in the market prices of the basket stocks, and we may adjust these hedges by, among other things, purchasing or selling the basket stocks, futures, options or other derivative instruments with returns linked to the basket stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of the basket stocks and, therefore, the market value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Potential Conflicts Of Interest Could Arise.

Our subsidiary, Wells Fargo Securities, LLC, is the calculation agent for purposes of calculating the basket stock prices and the exchange ratios. Under certain circumstances, Wells Fargo Securities, LLC’s role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the basket stock prices can be calculated on a particular trading day. See “Specific Terms of the Notes — Market Disruption Event.”

We or one or more of our affiliates may, at present or in the future, publish research reports on a basket stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of the basket stocks and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the basket stock issuers, including making loans to those companies (and exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the basket stock issuers. If we or any of our affiliates does acquire such non-public information, we are not obligated to disclose such non-public information to you.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment obligations for United States federal income tax purposes. If you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. As a result of these rules, the amount of income that you will accrue during the term of the notes will exceed the stated coupon on your notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

In addition, any gain you may recognize upon the sale, exchange, or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale or exchange of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you hold your notes until maturity and the maturity payment is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder thereafter will be ordinary loss to the extent you previously accrued interest income in respect of the notes, and thereafter, capital loss.

If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

SPECIFIC TERMS OF THE NOTES

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series K”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The notes are also “debt securities” as described in the accompanying prospectus supplement.

This pricing supplement summarizes specific terms that apply to the notes. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book- entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes – Book-Entry, Delivery and Form.”

We describe the terms of the notes in more detail below.

Interest

The notes will bear interest at the rate of 0.125% per annum payable semi-annually on each of March and September     , beginning on September     , 2011.

Basket Value

The basket value on any trading day equals the sum of the products of the closing price and the exchange ratio for each basket stock, each determined as of such trading day by the calculation agent.

Basket Stocks

The basket stocks are the three stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock, the exchange ratio for each basket stock, the initial stock price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket upon those initial stock prices.

Basket Stocks	Ticker Symbol	Listing Exchange	Proportion of Initial Basket	Exchange Ratio	Initial Stock Price	Aggregate Share Value
Danaher Corporation	DHR	NYSE	35%
Textron Inc.	TXT	NYSE	35%
Ingersoll-Rand plc	IR	NYSE	30%
Total			100.00%			$

If, as a result of any event described under “ — Adjustment Events” below, the notes are exchangeable into equity securities other than the shares of the basket stock issuers, “basket stocks” shall include such other securities. For additional details on adjustments, see “ — Adjustment Events” below.

Basket

The Basket is initially composed of the common stock of three companies, and consists of a number of shares of each basket stock equal to the exchange ratio with respect to such basket stock.

Payment at Stated Maturity

On the stated maturity date, if you have not previously exchanged your notes or we have not redeemed the notes, we will pay you an amount equal to $1,000 per note, plus any accrued but unpaid interest.

Exchange Right

Beginning March     , 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio (or, at our option, the cash value of such shares as determined on the exchange notice date), as set forth in the table above, subject to our right to redeem all of the notes on any day from and including March     , 2013.

The exchange ratio for each basket stock is a number of shares calculated so that each basket stock initially represents its proportion of the initial basket value based on the initial stock prices of the basket stocks used to calculate the exchange ratios of the basket stocks. The initial stock price of each basket stock was determined on the pricing date. The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to, or dividend payments by, the issuer of that basket stock. See “Specific Terms of the Notes — Adjustment Events”.

When you exchange your notes, the calculation agent will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange notice date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes. Accordingly, as a beneficial owner of notes, if you desire to exchange all or any portion of your notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

•	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant’s deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open. All instructions given to us by participants on your behalf relating to the right to exchange the notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related notes, on DTC’s records, to the trustee on our behalf. See “Description of Notes — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

You must exchange your notes in $1,000 minimum increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

Upon any exercise of your exchange right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your notes so that the exchange settlement date (as defined below) occurs during the period from the close of business on a record date (as defined above) for the payment of interest and prior to the next succeeding interest payment date, the notes that you exchange must, as a condition to the delivery of the shares of the basket stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount of notes that you exchange. If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the trading day immediately preceding the exchange settlement date.

Upon any such exchange, we may, at our sole option, either deliver such shares of the basket stocks or pay an amount in cash equal to the basket value on the exchange notice date, as determined by the calculation agent, in lieu of such basket stocks.

We will, or will cause the calculation agent to, deliver such shares of the basket stocks or cash to the paying agent for delivery to you on the fifth business day after the exchange notice date, upon delivery of your notes to the paying agent. The “exchange settlement date” will be the fifth business day after the exchange notice date, or, if later, the day on which your notes are delivered to the paying agent.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the trading day before the exchange settlement date.

Redemption Right

We may redeem the notes, in whole but not in part, for settlement on any day from and including March , 2013, to and including the maturity date, for an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined by the calculation agent on the trading day prior to the redemption notice date. The “basket value” equals the sum of the products of the closing price of each basket stock and its exchange ratio.

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Closing Price

The closing price for one share of a basket stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•

if the basket stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the basket stock (or any such other security) is listed or admitted to trading; or

•

if the basket stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If a basket stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding sentence, then the closing price for one share of that basket stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for a basket stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for that basket stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term OTC Bulletin Board Service will include any successor service thereto.

Market Disruption Event

A market disruption event means the occurrence or existence of any of the following events:

•

a suspension, absence or material limitation of trading in any basket stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any basket stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

any basket stock does not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading in a basket stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a basket stock.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to a basket stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to any basket stock, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the basket stock in the primary market for those contracts.

Events of Default and Acceleration

In case an event of default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes, with respect to each $1,000 principal amount of each note, will be equal to the greater of (i) $1,000 per note and (ii) the basket value determined by the calculation agent on the date of acceleration. If a bankruptcy proceeding is commenced in respect of Wells Fargo, the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the notes.

In case of default in payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Adjustment Events

The exchange ratio is subject to adjustments by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your notes. We describe the risks relating to dilution above under “Risk Factors — You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to any basket stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of such basket stock, the calculation agent will calculate a corresponding adjustment to the exchange ratio as the calculation agent deems appropriate to account for that dilutive or concentrative effect. The exchange ratio with respect to such basket stock will be adjusted by the calculation agent by multiplying the existing exchange ratio of such basket stock by a fraction whose numerator is the number of shares of such basket stock outstanding immediately after the dilution or reorganization event and whose denominator is the number of shares of such basket stock outstanding immediately prior to the dilution or reorganization event. For example, if an adjustment is required because of a two-for-one stock split, then the exchange ratio will be adjusted to double the prior exchange ratio, due to the corresponding decrease in the market price of such basket stock.

The calculation agent will also determine the effective date of that adjustment, and the replacement of the basket stock, if applicable, in the event of consolidation or merger of any basket stock issuer, as described more fully below under “ — Reorganization Events”. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the exchange ratio with respect to such basket stock. In no event, however, will an antidilution adjustment to the exchange ratio during the term of the notes be deemed to change the principal amount per note, which is fixed at $1,000.

If more than one event requiring adjustment occurs with respect to a basket stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the exchange ratio for the second event, applying the required adjustment to the exchange ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the exchange ratio unless the adjustment would result in a change to the exchange ratio of any such basket stock of at least 0.1% in the exchange ratio with respect to such basket stock then in effect. The exchange ratio with respect to such basket stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the adjustment events as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to adjustment events, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

The following events are those that may require an antidilution adjustment of the exchange ratio with respect to any basket stock:

•	ordinary dividend adjustments;

•

a subdivision, consolidation or reclassification of any basket stock or a distribution or dividend of any basket stock to existing holders of such basket stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of any basket stock of:

•	shares of such basket stock,

•

other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of such basket stock issuer equally or proportionately with such payments to holders of such basket stock, or

•	any other type of notes, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by any basket stock issuer of an extraordinary or special dividend or other distribution whether in cash or shares of such basket stock or other assets;

•	a repurchase by any basket stock issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of any basket stock; and

•	a consolidation of a basket stock issuer with another company or merger of a basket stock issuer with another company.

Ordinary Dividend Adjustments

In addition to any adjustments to the exchange ratio described elsewhere in this section, the exchange ratio will be adjusted for changes in the regular quarterly cash dividend payable to holders of such basket stock relative to its base quarterly dividend (as described below). If there is any change (whether positive or negative) before stated maturity or redemption of the notes in the regular quarterly cash dividend payable to holders of any of the basket stocks from the base quarterly dividend payable to holders of such basket stock, the exchange ratio with respect to such basket stock will be adjusted (an “ordinary dividend adjustment”) on the related ex-dividend date for such quarterly cash dividend with respect to such basket stock (the “current quarterly dividend”) so that the new exchange ratio will equal the prior exchange ratio multiplied by the ordinary dividend adjustment factor.

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “base closing price”), and the denominator of which is the amount by which the base closing price of such basket stock on the trading day preceding the ex-dividend date exceeds the dividend differential.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means (i) with respect to Danaher Corporation, a quarterly dividend of $0.02 per share; (ii) with respect to Textron Inc., a quarterly dividend of $0.02 per share; and with respect to Ingersoll-Rand plc, a quarterly dividend of $0.07 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If any basket stock is subject to a stock split or a reverse stock split, then once the split has become effective, the calculation agent will adjust the exchange ratio with respect to such basket stock to equal the product of the prior exchange ratio of such basket stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such basket stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If any basket stock is subject to a stock dividend payable in shares of such basket stock that is given ratably to all holders of shares of such basket stock, then once the dividend has become effective, the calculation agent will adjust the exchange ratio with respect to such basket stock on the ex-dividend date to equal the sum of the prior exchange ratio plus the product of the number of shares issued with respect to one share of such basket stock and the prior exchange ratio. The ex-dividend date for any dividend or other distribution is the first day on and after which such basket stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The exchange ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to any basket stock, other than:

•	ordinary dividend adjustments described above;

•	stock dividends described above;

•	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “ — Reorganization Events” and

•	extraordinary dividends described below.

“Extraordinary dividend” means each of (a) the full amount per share of a basket stock of any cash dividend or special dividend or distribution that is identified by the issuer of a basket stock as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of such basket stock (excluding marketable securities, as defined below under “ — Reorganization Events”). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any basket stock includes an extraordinary dividend, the exchange ratio with respect to such basket stock will be adjusted on the ex-dividend date so that the new exchange ratio will equal the product of (i) the prior exchange ratio and (ii) a fraction, the numerator of which is the base closing price (as defined below), and the denominator of which is the amount by which the base closing price exceeds the extraordinary dividend. If any extraordinary dividend is at least 35% of the base closing price, then, instead of adjusting the exchange ratio, upon any exchange or, if we redeem the notes and the basket value exceeds the principal amount per note, upon our redemption of the notes, the payment, upon an exchange or redemption of the notes, will be determined as described below under “ — Reorganization Events,” and the extraordinary dividend will be allocated to reference basket stocks in accordance with the procedures for a reference basket event as described in clause (c)(ii) below under “ — Reorganization Events”. For each basket stock, “base closing price” means the closing price of such basket stock on the business day preceding the “ex-dividend date” (that is, the day on and after which transactions in such basket stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution. The value of the non-cash component of an extraordinary dividend will be determined on the ex-dividend date for such distribution by the calculation agent, whose determination shall be conclusive in the absence of manifest error.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on a basket stock that is a dividend payable in shares of basket stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of basket stock only as described in “ — Stock Dividends” above, “ — Transferable Rights and Warrants” below or “ —Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the business day before the ex-dividend date for the issuance, then the exchange ratio will be adjusted to equal the product of the prior exchange ratio and a fraction, the numerator of which will be the number of shares of the basket stock outstanding at the close of business on the business day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the basket stock offered for subscription or purchase pursuant to the rights or warrants and the denominator of which will be the number of shares of the basket stock outstanding at the close of business on the business day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of basket stock which the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the business day before the ex-dividend date for the issuance, which will be determined by multiplying the total number of additional shares of the basket stock offered for subscription or purchase pursuant to the rights or warrants by the exercise price of the rights or warrants and dividing the product so obtained by the closing price on the business day before the ex-dividend date for the issuance. If the number of shares of the basket stock actually delivered in respect of the rights or warrants differs from the number of shares of the basket stock offered in respect of the rights or warrants, then the exchange ratio will promptly be readjusted to the exchange ratio which would have been in effect had the adjustment been made on the basis of the number of shares of the basket stock actually delivered in respect of the rights or warrants.

Reorganization Events

Any of the following shall constitute a reorganization event:

•	a basket stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such basket stock,

•

the issuer of a basket stock has been subject to any merger, combination or consolidation and is not the surviving entity or is the surviving entity but all outstanding shares of basket stock are exchanged for or converted into other property,

•	the issuer of a basket stock completes a statutory exchange of securities with another corporation (other than pursuant to the preceding bullet point),

•	the issuer of a basket stock is liquidated,

•

the issuer of a basket stock issues to all of its shareholders equity securities of an issuer other than the issuer of a basket stock (other than in a transaction described in second, third or fourth bullet point above) (a “spinoff stock”) or

•	the issuer of a basket stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.

If any reorganization event occurs, in each case as a result of which the holders of a basket stock receive any equity security listed on a national securities exchange (a “marketable security”), other securities or other property, assets or cash (collectively “exchange property”), upon any exchange or upon our redemption of the notes for an amount equal to the basket value, the payment with respect to the $1,000 principal amount of each note following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

(a) if a basket stock continues to be outstanding (including, if applicable, as reclassified upon the issuance of any tracking stock), the exchange ratio in effect for such basket stock on the third business day prior to the scheduled maturity date will apply (subject to any adjustments for any distributions that may be made as described in clause (c)(i) below); and

(b) for each marketable security received in such reorganization event (each a “new stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for shares of the basket stock, a new share exchange ratio will apply equal to the number of shares of the new stock received with respect to one share of the basket stock multiplied by the exchange ratio for such basket stock on the business day immediately prior to the effective date of the reorganization event (the “new stock exchange ratio”), as adjusted to the third business day prior to the scheduled maturity date (subject to any adjustments for any distributions that may be made as described in clause (c)(i) below); and

(c) for any cash and any other property or securities other than marketable securities received in such reorganization event (the “non-stock exchange property”),

(1) if the basket stock continues to be outstanding, a number of shares of the basket stock, determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the exchange ratio in effect for the basket stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property on such trading day and the denominator of which is the amount by which the closing price of the basket stock exceeds the value of the non-stock exchange property on such trading day; and the number of such shares of the basket stock determined in accordance with this clause will be added at the time of such adjustment to the exchange ratio calculated under (a) above,

(2) if the basket stock is surrendered for exchange property that includes new stock:

(i) if the new stock is a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock exchange ratio as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the basket stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the basket stock, and

(ii) if the new stock is not a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the effective date of such reorganization event (or the following trading day if such day is not a trading day or if a market disruption event occurs or is continuing on such day) with an aggregate value equal to the new stock exchange ratio in effect for the new stock on such trading day multiplied by a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the basket stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the basket stock, where the number of such shares of the new stock determined in accordance with this clause will be added to the new stock exchange ratio as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above, or

(3) if the basket stock is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, any marketable security of the surviving entity, which shall be chosen by the calculation agent in its sole discretion, or

(4) if the basket stock is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event that has no marketable securities, or if there is no surviving entity (in each case, a “reference basket event”), an initially equal dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the exchange ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event.

Reference Basket Events

Following the occurrence of a reference basket event described in paragraph (c)(4) above, the number or shares deliverable upon exchange or the amount payable upon redemption (if the basket value exceeds the redemption price of $1,000 on the trading day immediately preceding the redemption notice date) for each security will be determined by reference to reference basket stocks at the basket stock exchange ratio then in effect for each such a reference basket stock as determined in accordance with the following paragraph.

The “reference basket stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC code”) as the basket stock issuer; provided, however, that a reference basket stock will not include any stock that is subject to a trading restriction under our trading restriction policies or any of its affiliates that would materially limit the ability of us or any of our affiliates to hedge the securities with respect to such stock. In the event that three reference basket stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the underlying stock issuer. Each reference basket stock will be assigned a basket stock share multiplier equal to the number of shares of such reference basket stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property, (b) the share multiplier in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.

Following the allocation of any extraordinary dividend to reference basket stocks as described above or any reorganization event described above, the basket value on any business day determined by the calculation agent upon any exchange, redemption or at maturity of the notes with respect to the $1,000 principal amount of each note will be an amount equal to:

(x) if applicable, the closing price of the basket stock times the exchange ratio for such basket stock; and

(y) if applicable, for each new stock, the closing price of such new stock times the new stock exchange ratio for such new stock; and

(z) if applicable, for each reference basket stock, the closing price of such reference basket stock times the basket stock exchange ratio for such reference basket stock.

In each case, the applicable exchange ratio (including for this purpose, any new stock exchange ratio or reference basket stock exchange ratio) will be determined, as applicable, upon any exchange, redemption or at maturity of the notes.

Adjustments for Reorganization Events

If you exercise your exchange right and we elect to deliver shares of the basket stocks or if we redeem the notes for an amount equal to the basket value, the calculation agent will make such adjustments until, but not beyond, the close of business on the exchange notice date or the trading day prior to the redemption notice date, as applicable.

If a reorganization event occurs with respect to the shares of a basket stock and the calculation agent adjusts the exchange ratio to reflect the distribution property in the event as described above, the calculation agent will make further adjustment events for any later events that affect the distribution property, or any component of the distribution property, comprising the new exchange ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the basket stock, the required adjustment will be made with respect to that component, as if it alone were the number of shares of the basket stock.

THE BASKET

The basket is a basket of stocks consisting of shares of the common stocks of the following three companies: Danaher Corporation, Textron Inc. and Ingersoll-Rand plc .

The Basket Stock Issuers

Provided below are brief descriptions of the basket stock issuers obtained from publicly available information published by the basket stock issuers.

Danaher Corporation

Danaher Corporation (“Danaher”) has disclosed that it derives its sales from the design, manufacture and marketing of professional, medical, industrial, commercial and consumer products. Danaher has further disclosed that its laboratory, design and develop, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries. Danaher is a Delaware corporation that disclosed in December 2010 that beginning with its Annual Report on Form 10-K for the year ending December 31, 2010, it will report results in five separate business segments comprised of the Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental, and Industrial Technologies segments.

Danaher stock trades on the New York Stock Exchange under the symbol “DHR” and its SEC file number is 001-08089.

Textron, Inc.

Textron Inc. (“Textron”) has disclosed that it is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with products and services around the world. Textron is a Delaware corporation that operates its business through five operating segments: Cessna, Bell, Textron Systems and Industrial segments, and Finance.

Textron stock trades on the New York Stock Exchange under the symbol “TXT” and its SEC file number is 001-05480.

Ingersoll-Rand plc

Ingersoll-Rand plc (“IR-Ireland”), an Irish public limited company, and its consolidated subsidiaries (the “Company”) has disclosed that it is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. The Company’s business segments consist of Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies. The Company generates revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products.

IR-Ireland is the result of a reorganization that occurred on July 1, 2009. Effective July 1, 2009, Ingersoll-Rand Company Limited (“IR-Limited”), a Bermuda company, completed a reorganization to change the jurisdiction of the parent company of Ingersoll Rand from Bermuda to Ireland. As a result of the reorganization, IR-Ireland replaced IR-Limited as the ultimate parent of Ingersoll Rand.

IR-Ireland ordinary shares trade on the New York Stock Exchange under the symbol “IR” and IR-Ireland’s SEC file number is 001-34400.

Each of the basket stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC,

at prescribed rates. In addition, information filed by the basket stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the basket stock issuers under the Exchange Act can be located by reference to the following SEC file numbers: Danaher Corporation, 001-08089; Textron Inc., 001-05480; and Ingersoll-Rand plc, 001-34400. Information about the basket stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the basket stock issuers’ respective websites. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the basket stock issuers with the SEC.

Historical Data

The following tables set forth the high, low and closing prices as well as the regular quarterly cash dividend for each of the basket stocks. The information given below is for each calendar quarter in the period from January 1, 2001 through December 31, 2010 and for the period from January 1, 2011 to February 21, 2011. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stocks should not be taken as indications of future performance, and no assurance can be given that the prices of the basket stocks will not decrease.

	Danaher Corporation
	High	Low	Period-End
2001
First Quarter	$16.92	$13.64	$13.64
Second Quarter	16.30	12.99	14.00
Third Quarter	14.66	11.38	11.80
Fourth Quarter	15.70	11.63	15.08
2002
First Quarter	18.54	14.66	17.76
Second Quarter	18.83	15.61	16.59
Third Quarter	16.31	13.31	14.21
Fourth Quarter	16.69	13.49	16.43
2003
First Quarter	17.12	15.11	16.44
Second Quarter	17.93	16.25	17.01
Third Quarter	19.62	16.53	18.47
Fourth Quarter	22.99	18.86	22.94
2004
First Quarter	23.84	22.00	23.34
Second Quarter	25.93	22.24	25.93
Third Quarter	26.30	23.93	25.64
Fourth Quarter	29.32	25.81	28.71
2005
First Quarter	28.12	26.43	26.71
Second Quarter	27.87	24.28	26.17
Third Quarter	28.34	25.88	26.92
Fourth Quarter	29.04	24.72	27.89
2006
First Quarter	32.27	27.15	31.78
Second Quarter	34.11	30.62	32.16
Third Quarter	34.34	30.20	34.34
Fourth Quarter	37.49	33.66	36.22
2007
First Quarter	37.89	34.94	35.73
Second Quarter	37.75	35.07	37.75
Third Quarter	41.91	36.83	41.36
Fourth Quarter	44.31	40.22	43.87
2008
First Quarter	43.46	35.07	38.02
Second Quarter	41.28	36.93	38.65
Third Quarter	42.25	34.12	34.70
Fourth Quarter	34.27	24.74	28.31
2009
First Quarter	29.27	24.02	27.11
Second Quarter	32.00	26.26	30.87
Third Quarter	34.31	28.88	33.66
Fourth Quarter	38.05	32.37	37.60
2010
First Quarter	40.44	35.08	39.96
Second Quarter	43.71	37.12	37.12
Third Quarter	41.45	35.74	40.61
Fourth Quarter	47.37	39.72	47.17
2011
January 1, 2011 to February 21, 2011	51.79	46.05	51.79

	Textron, Inc.
	High	Low	Period-End
2001
First Quarter	$29.63	$22.97	$28.42
Second Quarter	29.95	26.48	27.52
Third Quarter	28.45	16.40	16.81
Fourth Quarter	21.20	15.83	20.73
2002
First Quarter	25.55	19.49	25.55
Second Quarter	26.59	22.30	23.45
Third Quarter	22.91	17.05	17.05
Fourth Quarter	22.46	16.25	21.50
2003
First Quarter	22.73	13.43	13.73
Second Quarter	19.51	13.97	19.51
Third Quarter	22.77	19.04	19.73
Fourth Quarter	28.85	20.25	28.53
2004
First Quarter	29.14	25.42	26.58
Second Quarter	29.72	26.23	29.68
Third Quarter	32.66	28.69	32.14
Fourth Quarter	37.32	31.52	36.90
2005
First Quarter	40.03	34.31	37.31
Second Quarter	39.15	35.56	37.93
Third Quarter	39.40	32.93	35.86
Fourth Quarter	40.00	34.50	38.49
2006
First Quarter	47.20	37.88	46.70
Second Quarter	49.05	41.26	46.09
Third Quarter	46.57	40.55	43.75
Fourth Quarter	49.19	44.10	46.89
2007
First Quarter	49.10	44.08	44.90
Second Quarter	56.91	45.35	55.06
Third Quarter	63.13	53.01	62.21
Fourth Quarter	73.38	62.58	71.30
2008
First Quarter	67.81	51.26	55.42
Second Quarter	64.24	47.73	47.93
Third Quarter	48.87	27.50	29.28
Fourth Quarter	28.84	11.69	13.87
2009
First Quarter	16.04	3.75	5.74
Second Quarter	13.56	6.45	9.66
Third Quarter	20.55	8.69	18.98
Fourth Quarter	20.73	17.51	18.81
2010
First Quarter	22.98	18.32	21.23
Second Quarter	24.55	16.80	16.97
Third Quarter	21.48	16.07	20.56
Fourth Quarter	23.98	20.66	23.64
2011
January 1, 2011 to February 21, 2011	28.50	23.75	28.50

	Ingersoll-Rand plc
	High	Low	Period-End
2001
First Quarter	$24.24	$19.38	$19.86
Second Quarter	24.98	19.18	20.60
Third Quarter	22.23	15.51	16.90
Fourth Quarter	22.63	16.40	20.91
2002
First Quarter	26.88	19.80	25.01
Second Quarter	27.08	22.55	22.83
Third Quarter	22.58	16.86	17.22
Fourth Quarter	23.12	14.92	21.53
2003
First Quarter	22.67	17.62	19.30
Second Quarter	24.54	19.28	23.66
Third Quarter	29.76	23.63	26.72
Fourth Quarter	34.02	27.39	33.94
2004
First Quarter	36.13	31.29	33.83
Second Quarter	36.34	30.48	34.16
Third Quarter	34.71	31.10	33.99
Fourth Quarter	41.00	33.07	40.15
2005
First Quarter	43.67	36.54	39.83
Second Quarter	41.18	35.40	35.68
Third Quarter	41.50	35.96	38.23
Fourth Quarter	41.23	36.35	40.37
2006
First Quarter	43.65	38.15	41.79
Second Quarter	47.63	39.47	42.78
Third Quarter	43.25	35.29	37.98
Fourth Quarter	41.21	36.71	39.13
2007
First Quarter	45.42	38.75	43.37
Second Quarter	55.99	43.61	54.82
Third Quarter	55.99	47.21	54.47
Fourth Quarter	55.55	43.60	46.47
2008
First Quarter	45.07	36.77	44.58
Second Quarter	46.58	36.87	37.43
Third Quarter	40.17	29.86	31.17
Fourth Quarter	29.46	12.08	17.35
2009
First Quarter	20.02	11.84	13.80
Second Quarter	23.55	14.52	20.90
Third Quarter	32.74	19.76	30.67
Fourth Quarter	37.23	29.70	35.74
2010
First Quarter	37.51	31.26	34.87
Second Quarter	40.01	34.49	34.49
Third Quarter	38.15	32.53	35.71
Fourth Quarter	47.36	35.91	47.09
2011
January 1, 2011 to February 21, 2011	49.03	45.62	47.10

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments of amounts under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address the tax consequences of owning, holding or disposing of any stock you might receive upon the exercise of the exchange right. If you receive stock upon the exercise of the exchange right, you should consult your own tax advisor. Furthermore, the following discussion assumes that none of the basket stock issuers is, or will become at any time during the term of the notes, a passive foreign investment company as determined for United States federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the United States federal income tax consequences of owning the notes could differ significantly from the consequences described below.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the stated coupon that you receive, except to the extent of any positive or negative adjustments discussed below. Although the notes are offered at a price in excess of par, the rules that typically govern the acquisition of a debt instrument at a premium do not apply to debt instruments subject to the rules governing contingent payment obligations.

It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your notes) that provide for an exchange right and an issuer call right should be determined for the purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

As of the date of this pricing supplement, we have determined that the comparable yield for the notes is equal to       % per annum, compounded semi-annually. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amount of ordinary income (subject to the positive and negative adjustments described below) for each $1,100 investment in the notes each year: $             in 2011, $             in 2012, $             in 2013, $             in 2014, $             in 2015, and $             in 2016.

In addition, we have determined the projected payments for a note (based on an investment of $1,100) are as follows:

Taxable Year:	Payment on	Payment on
2011	$	$
2012	$	$
2013	$	$
2014	$	$
2015	$	$
2016	$	$

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule set forth above is not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the amount of original issue discount allocable to all prior accrual periods, determined without regard to any positive or negative adjustments to interest accruals described below, and decreased by the amount of any projected payments previously scheduled to have been made with respect to the note. Pursuant to the rules governing contingent payment debt instruments, you will not be required to separately include the stated coupon into income at the time such stated coupon is received by you. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes in excess of the stated coupon of the notes.

If the amount you actually receive at maturity is greater than the projected payment at maturity, you would be required to make a positive adjustment to increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the amount you actually receive at maturity is less than the projected payment at maturity, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in such year by an amount that is equal to such difference. If the amount of the negative adjustment exceeds the amount of ordinary income that you recognize in such year in respect of the notes, then you would recognize a net ordinary loss in such year in an amount equal to such excess to the extent of interest you included in income in previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate holder, you will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of that projected payment under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of that projected payment under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or redemption of the notes in an amount equal to the difference, if any, between the amount of cash and the fair market value of any stock you receive at such time and your adjusted tax basis in the notes. In general, your adjusted tax basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), decreased by any interest payments previously made to you with respect to the notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or redemption of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate holder, you will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your interest income or gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. Although not free from doubt, an investment in the notes or a sale, exchange, or redemption of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange, or redemption of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale or exchange of a note that is treated as interest for this purpose) in respect of your notes will not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(C)(3)(A) of the Code; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on Internal Revenue Service Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest) on the notes that is paid to you.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the Internal Revenue Service all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale, exchange, or redemption of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. Furthermore, pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

If you are a non-United States holder of notes, we must report annually to the Internal Revenue Service and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $                     aggregate principal amount of notes and will receive an agent discount and commission of 0.15%.

ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated: On or after March     , 2011

Wells Fargo & Company	Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor	c/o Institutional Investor Solutions
MAC J0127-045	375 Park Avenue, 4th Floor
New York, NY 10152	MAC J0127-045
Facsimile No: (212) 214-5913	New York, NY 10152
Telephone No: (212) 214-6101	Facsimile No: (212) 214-6270/6271
Attention: Derivatives Structuring Group	Telephone No: (212) 214-8917
Attention: William Threadgill

Cc:

Dear Sirs or Madams:

The undersigned beneficial owner of the Medium-Term Notes, Series K, 0.125% Exchangeable Notes due March     , 2016 of Wells Fargo & Company (CUSIP No. 94986RCZ2) (the “notes”) hereby irrevocably elects to exercise, with respect to the principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 A.M., New York City time, on any business day, as of the next business day), provided that such a day is on or after March     , 2011, and is on or before the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day before the stated maturity date. The exchange right is to be exercised as described under “Specific Terms of the Notes — Exchange Right,” in the pricing supplement dated February     , 2011 relating to Registration Statement No. 333-159738. Terms not defined in this notice shall have their respective meanings as described in the pricing supplement.

Please (i) date and acknowledge receipt of this Official Notice of Exchange in the place provided below, and fax a copy to the fax number indicated and, if the exchange settlement date for this exchange falls after a record date and prior to the succeeding interest payment date, provide an amount of cash equal to the interest payable on the succeeding interest payment date with respect to the principal of the notes to be exchanged. The amount of any such cash payment will be determined by the calculation agent and indicated in its acknowledgment of this Official Notice of Exchange. Wells Fargo will then deliver, in its sole discretion, the basket shares, using the exchange ratios in effect on the exchange notice date, or an equivalent amount in cash on the fifth business day after the exchange notice date, in accordance with the terms of the notes as described in the pricing supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it will cause the principal amount of notes to be exchanged to be transferred to the paying agent on the exchange settlement date.

Very truly yours,

Name of Beneficial Owner

By:

Name

Title and/or Organization

Fax No./Direct No.

$
Principal amount of notes to be surrendered for exchange

$
Accrued interest, if any, due upon surrender of notes for exchange

Please specify: Exchange Notice Date

Receipt of the above Official Notice of Exchange is hereby acknowledged. WELLS FARGO & COMPANY, as issuer WELLS FARGO SECURITIES, LLC, as calculation agent

By:
Title:

Date and time of acknowledgment

Accrued interest, if any, due upon surrender of the

notes for exchange: $